UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2011

ZIPREALTY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51002	94-3319956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 300

Emeryville, CA 94608

(Address of Principal Executive Offices)

(Zip Code)

510-735-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On January 10, 2011, ZipRealty, Inc. (the “Company”) issued a press release announcing restructuring and organizational changes including closing Company owned and operated brokerage offices in eleven markets and eliminating additional positions in field sales support, corporate sales support and administration. The markets will be closed during the quarter ending March 31, 2011 and include Fresno/Central Valley, Charlotte, Naples, Jacksonville, Miami, Palm Beach, Tampa, Hartford, Minneapolis, Virginia Beach, and Tucson. The Company owned and operated brokerage office in Atlanta will be closed, and the Company will provide the online sales channel for a local brokerage under a referral agreement.

In connection with the closing of the markets and the workforce reductions, the Company expects to incur a pre-tax restructuring charge of approximately $3.0 million. The restructuring charge includes approximately $1.4 million of severance pay and related expenses and approximately $1.6 million relating to lease obligations and other exit costs. These actions are expected to be completed and the Company will recognize substantially all of these costs during the quarter ending March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation

Dated: January 14, 2011	By:	/s/ David A. Rector
David A. Rector
Senior Vice President and
Chief Financial Officer